Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Taronis Technologies, Inc. and Subsidiaries (f/k/a MagneGas Corporation and also f/k/a MagneGas Applied Technology Solutions, Inc.) on Forms S-3 [File No. 333-228043], [FILE NO. 333-229560], [File No. 333-212879], [File No. 333-207928], [File No. 333-219175] and Forms S-8 [File No. 333-220629], [File No. 333-229538], and [File No. 333-224352] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated, April 12, 2019, with respect to our audits of the consolidated financial statements of Taronis Technologies, Inc. and Subsidiaries as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which reports are included in this Annual Report on Form 10-K of Taronis Technologies, Inc. for the year ended December 31, 2018.

/s/ Marcum llp
Marcum llp
New York, NY
April 12, 2019